Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror and Logical Sign Reseller Agreement

Logical to Market, Sell and Support DataMirror LiveBusiness™ Solutions in North America

MARKHAM, CANADA – (September 3, 2003) – DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, today announced that it has signed a reseller agreement with Logical, an international IT integration solutions provider. Under the terms of this agreement, Logical will market, sell and support DataMirror iReflect™, Transformation Server™, iCluster™ and other LiveBusiness software solutions, to customers throughout North America.

Logical is one of the largest Hewlett-Packard resellers in the world, and has also developed strategic partnerships with numerous other leading technology companies including IBM, Cisco, Microsoft, Oracle, and Sun Microsystems. Logical has implemented high-performance servers, storage, networks and software infrastructures for a number of leading companies including Driscoll Children's Hospital, Quicken Loans, Burton Snowboards, National Semiconductor, and the Washington State Department of Labor and Industries.

“Between Logical’s expertise and success in the server, storage and network space, and DataMirror’s proven solutions, customers can expect to receive the best combination of data integration and high availability software, services and support available,” says Nigel Stokes, CEO, DataMirror. “Logical has strong and important relationships in the market that allow customers to leverage their existing Hewlett-Packard and IBM systems, as well as other systems, to gain full heterogeneous support for their data integration and high availability initiatives.”

“Our alliance with DataMirror demonstrates our commitment to partnering with best-of-breed software providers,” says Steve DiLiberto, Regional Vice President, Logical. “DataMirror’s real-time data integration and high availability software solutions fulfill a number of diverse business needs and have gained wide market acceptance and a reputation for being flexible and cost-effective. We are pleased to be able to expand our portfolio of offerings and provide our customers with scalable solutions that co-exist with their existing systems, while allowing them to gain a high return on their investments.”

About Logical
Logical is an international provider of high-performance information technology solutions, and one of the largest IP telephony, UNIX, high-end storage, and applications integrators in the United States. Logical's expertise with the world's leading technology suppliers combined with its strong integration proficiency in servers, storage, networks and software infrastructures makes it the perfect partner for customers that want and need to achieve a competitive advantage through computing excellence. With its U.S. headquarters in Bloomfield Hills, MI, Logical has more than 25 offices around the country to serve its clients in their own geographic regions. Logical has revenues in excess of $400 million and employs 1,200 people in more than 10 countries around the world. For more information on Logical, visit www.us.logical.com.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

Over 1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices worldwide. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2003 DataMirror Corporation. All rights reserved. DataMirror, Transformation Server, iReflect, iCluster, LiveBusiness and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.